EXHIBIT 99.1

NEWS RELEASE

Contact:
Susan Hager	Karen L. Bergman or
Senior Director, Investor Relations and Corporate Communications	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9079	+1.650.575.1509 or +1.415.794.8662
shager@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Reports Second Quarter and Six-month Financial and Operational Results

Wellesley, MA, August 9, 2006 – Coley Pharmaceutical Group, Inc. (Nasdaq: COLY), a biopharmaceutical company discovering and developing a novel class of drug candidates known as TLR Therapeutics™, today reported its financial results for the second quarter and six months ended June 30, 2006.

Second Quarter Results

Coley reported a net loss attributable to common shareholders in the second quarter of 2006 of $8.3 million versus $8.7 million in the same period of 2005. The reduction in net loss for the quarter is primarily attributed to an increase in collaborative revenue of $1.4 million and interest income of $1.2 million, partially offset by an increase in research and development expenses of $2.2 million.

Total revenues were $4.9 million in the second quarter of 2006 compared to $3.7 million in 2005. Revenues increased in 2006 primarily as a result of revenue recognized under Coley’s licensing agreement with Pfizer Inc. which became effective in May 2005.

Research and development expenses totaled $10.9 million for the second quarter of 2006 versus $8.7 million in the same period of 2005. Within research and development, drug and clinical development expenses increased $1.9 million in 2006 from 2005 to $6.0 million as Coley increased its investment in additional TLR Therapeutics programs.

As of June 30, 2006, unrestricted cash, cash equivalents, and marketable securities totaled approximately $124.0 million. Common shares outstanding as of June 30, 2006 totaled approximately 26.3 million shares.

Financial Results for Six Months Ended June 30, 2006

For the six months ended June 30, 2006, Coley reported a net loss attributable to common shareholders of $16.1 million versus $22.2 million in the same period of 2005. The reduction in net loss is primarily attributed to an increase in collaborative revenue of $5.2 million and interest income of $2.6 million, partially offset by an increase in research and development expenses of $2.3 million and royalty expense of $0.6 million. Results for the six months ended June 30, 2005, prior to our initial public offering, reflected our private company capital structure and resulted in $1.6 million in accretion of redeemable convertible preferred stock.

Total revenues were $9.9 million for the six months ended June 30, 2006 compared to $5.5 million in the same period of 2005. Revenues increased in 2006 primarily as a result of revenue recognized under Coley’s licensing agreement with Pfizer Inc. The increase of $0.6 million in royalty expense results from royalties paid that were related to the Pfizer license agreement.

Research and development expenses totaled $21.7 million for the six months ended June 30, 2006 versus $19.4 million in the same period of 2005. This increase of $2.3 million is due primarily to an increase in drug and clinical development expenses as Coley increased its investment in additional TLR Therapeutics programs and the clinical development of ACTILON™ for Hepatitis C.

2006 year to date cash used by operations was $19.0 million compared to $27.8 million of cash provided by operations in the same period of 2005. The $46.8 million change resulted primarily from receipt in 2005 of a $50 million upfront payment from Pfizer.

Second Quarter Events

During the second quarter, Coley and its partners continued to make progress in the clinical development of our TLR Therapeutics for cancer and infectious diseases.

•	Pfizer, Coley’s licensee in the field of oncology, continues to enroll patients in two Phase III clinical trials evaluating PF-3512676 (CPG 7909) for the treatment of individuals with advanced non-small cell lung cancer (NSCLC). Pfizer has more than 140 clinical centers around the globe actively recruiting individuals for these two pivotal clinical trials.

•	Pfizer plans to initiate a Phase II clinical trial this month evaluating PF-3512676 in combination with Avastin® (bevacizumab) and standard chemotherapy as a potential therapy for advanced NSCLC.

•	Pfizer announced plans for multiple Phase II clinical trials evaluating PF-3512676 for the second-line treatment of NSCLC in combination with Tarceva® (erlotinib), with Alimta® (pemetrexed), and as a therapy for breast cancer.

•	Pfizer also reported to Coley that the first patient was enrolled this quarter in a Phase I study in Japan of PF-3512676 in combination with paclitaxel and carboplatin in chemo-naïve patients with advanced NSCLC.

•	In the area of infectious diseases, Coley announced that its first-in-class TLR9 agonist for the treatment of Hepatitis C, ACTILON, received Fast Track designation from the U.S. Food and Drug Administration for use in treatment-refractory patients chronically infected with the Hepatitis C virus (HCV).

•	Coley presented positive ACTILON clinical data in April and May at two international scientific conferences. Twelve-week treatment data was presented from the company’s five-arm Phase Ib clinical study of ACTILON alone and in combinations with pegylated interferon and/or ribavirin, among treatment-refractory patients chronically infected with HCV. Results of the clinical trial at 12-weeks indicate that the combination of ACTILON plus pegylated interferon and ribavirin improves patient response rates relative to pegylated interferon and ribavirin alone.

•	GlaxoSmithKline presented promising data from a Phase I/II trial of its HER2-Antigen Specific Cancer Immunotherapeutic (ASCI) drug candidate containing Coley’s VaxImmune™, an immunostimulatory adjuvant, among individuals with breast cancer. Researchers concluded that data from the trial justifies further evaluation of the vaccine in a Phase II/III setting.

In addition to advances in drug development programs, several key accomplishments were achieved during the second quarter in the areas of business development, intellectual property protection and management team expansion.

•	Coley and AVANT Immunotherapeutics, Inc. signed a licensing agreement for the use of VaxImmune in combination with AVANT’s CETP vaccine candidate for cholesterol management. AVANT is responsible for all activities associated with development and commercialization of vaccines under this agreement. Coley received an upfront payment and will receive payments upon AVANT’s achievement of various development and regulatory milestones as well as royalties on any sales of commercialized vaccines that contain VaxImmune.

•	In July, the United States Court of Appeals for the Federal Circuit ruled unanimously in favor of Coley and denied an appeal by Dynavax Technologies, Inc. and the University of California, attempting to reverse a prior decision of the U.S. Patent and Trademark Office (PTO) in a patent interference matter. The interference encompassed a single claim in Coley’s issued U.S. Patent No. 6,207,646. Coley’s issued patent claim covers a method for treating allergies using a vaccine comprising an immunomodulatory oligonucleotide and an allergen. This interference was requested by Dynavax in 2001 and officially declared an interference by the U.S. Board of Patent Appeals and Interferences in 2003. The U.S. PTO unanimously dismissed the interference claim in 2005 and Dynavax appealed. This July 2006 decision dismisses Dynavax’s appeal and upholds Coley’s issued patent claims. Dynavax has indicated that it may appeal this ruling.

•	In April, Ferdinand M. Massari, M.D., joined Coley’s management team as Senior Vice President of Drug Development and Chief Medical Officer.

2006 Financial Guidance and Outlook

Coley’s 2006 financial guidance remains unchanged from that previously provided in the first quarter of 2006. Based on the timing and cost of ongoing and planned clinical trials, Coley continues to estimate its full-year 2006 net loss to be in the range of $37 million to $41 million and estimated cash burn to be between $40 million to $44 million. Cash, cash equivalents and marketable securities at December 31, 2006 are estimated to range from $99 million to $103 million.

Finally, Coley was informed this quarter by its partner sanofi-aventis that a planned Phase I clinical trial with AVE0675, an inhaled drug candidate for the treatment of allergic asthma, will likely begin in 2007 versus beginning prior to year-end 2006.

Investor Update Call

Coley will be hosting a conference call and webcast on August 9, 2006 at 4:30 p.m. Eastern Daylight Savings Time with company management to discuss the company’s corporate and clinical development activities and financial results for the second quarter 2006.

To access the live audio broadcast or the subsequent archived recording, visit the Investor Center section of the Coley website located at (www.coleypharma.com). Please log on to Coley’s website several minutes prior to the start of the call to ensure adequate time for any software downloads that may be necessary. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, and institutional investors can access the call via www.streetevents.com.

Investors may participate in the conference call by dialing either +1-800-798-2884 in the U.S. or +1-617-614-6207 outside the U.S. and typing in the passcode 93380339.

A replay of the call may also be accessed via telephone by dialing +1-888-286-8010 (U.S.) or +1-617-801-6888 (international) with the passcode 64408067. The archived webcast and replay of the call will be available through August 23, 2006.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, infectious diseases and asthma and allergy. Coley has established a pipeline of four TLR Therapeutic product candidates currently advancing through clinical development either independently or with partners, and additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, Novartis Vaccines & Diagnostics (formerly Chiron), GlaxoSmithKline, and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements include, but are not limited to, those relating to Coley’s ability to advance the discovery, development and commercialization of its TLR Therapeutics, including the timing of availability of results from clinical trials, and anticipated financial results for the remainder of 2006. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials, including the risk that results from early-stage clinical trials of Coley’s product candidates under development may not be repeated in later-stage clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

All trademarks and/or registered trademarks in this release are the property of their respective holders.

# # #

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
Assets
Cash, cash equivalents and marketable securities	$121,284	$142,986
Accounts receivable	992	2,100
Deferred royalty fees	7,244	8,254
Property and equipment, net	4,430	4,532
Acquired intangible assets, net	1,037	1,117
Other assets	5,130	2,235

Total assets	$140,117	$161,224

Liabilities and Shareholders’ Equity
Current liabilities	$7,635	$8,906
Deferred revenue (current and long-term)	47,815	54,642
Note payable and capital lease obligations	3,068	3,415
Other long-term liabilities	398	375
Shareholders’ equity	81,201	93,886

Total liabilities and shareholders’ equity	$140,117	$161,224

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue
Collaborative agreements	$3,983	$2,542	$8,007	$2,837
Government contracts and grants	894	1,160	1,918	2,655

Total revenue	4,877	3,702	9,925	5,492

Operating expenses
Research and development	10,902	8,668	21,719	19,432
General and administrative	3,109	2,640	5,972	6,190
Royalty expense	555	353	1,060	428

Total operating expenses	14,566	11,661	28,751	26,050

Loss from operations	(9,689)	(7,959)	(18,826)	(20,558)

Other income, net	1,359	64	2,705	4

Net loss	(8,330)	(7,895)	(16,121)	(20,554)
Accretion of redeemable convertible preferred stock	0	(826)	0	(1,633)

Net loss attributable to common shareholders	$(8,330)	$(8,721)	$(16,121)	$(22,187)

Net loss per share attributable to common shareholders
Basic and diluted net loss per share attributable to common shareholders	$(0.32)	$(7.98)	$(0.62)	$(20.74)

Weighted average shares used to compute basic and diluted loss per share attributable to common shareholders	26,230	1,093	26,147	1,070

Note 1: The outstanding preferred stock of the Company and guaranteed payment of in kind dividends to Series F preferred stockholders automatically converted into 17,003,547 shares of common stock upon the completion of the Company’s initial public offering on August 9, 2005.

Note 2: Effective January 1, 2006, the Company adopted FAS 123 (R), “Share Based Payment”. Accordingly, for the three and six months ended June 30, 2006, stock-based compensation was accounted for under FAS 123 (R), while for the three and six months ended June 30, 2005, stock-based compensation was accounted for under APB No. 25, “Accounting for Stock Issued to Employees.” The cumulative effect of the adoption of FAS 123 (R) did not have a material impact on the financial statements.

Note 3: The following table shows stock-based compensation expense included in the condensed consolidated statements of operations for the three and six months ended June 30, 2006 and 2005.

	(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Research and development	$563	$754	$1,253	$3,424
General and administrative	700	958	1,371	3,200

Total stock-based compensation expense	$1,263	$1,712	$2,624	$6,624

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2006	2005
Net cash (used in) provided by operating activities	$(18,893)	$27,812

Cash flows from investing activities
Net purchases/maturities of marketable securities	(11,501)	10,013
Purchases of property and equipment	(384)	(177)
Release of restricted cash	46	102

Net cash (used in) provided by investing activities	(11,839)	9,938

Cash flows from financing activities
Principal payments of capital lease obligations	(590)	(898)
Proceeds from exercises of stock option	512	165
Proceeds from repayment of shareholder note	44	21

Net cash (used in) financing activities	(34)	(712)

Exchange rate effect on cash and cash equivalents	376	(681)

Net (decrease) / increase in cash and cash equivalents	(30,390)	36,357
Cash and cash equivalents, beginning of period	85,911	13,190

Cash and cash equivalents, end of period	$55,521	$49,547